Exhibit 99.1

SOHU.COM REPORTS THIRD QUARTER 2012 UNAUDITED FINANCIAL RESULTS

Total Revenues were US$285 Million, Up 23% Year-over-Year and 12% Quarter-over-Quarter, Exceeding the High End of Group Guidance by US$8 Million;

GAAP Fully Diluted EPS of 63 US Cents; Non-GAAP Fully Diluted EPS of 77 US Cents, Exceeding the High End of Group Guidance by 22 US Cents

BEIJING, CHINA, November 5, 2012 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today reported unaudited financial results for the third quarter ended September 30, 2012.

Third Quarter Highlights

•	Total revenues were US$285 million, up 23% year-over-year and 12% quarter-over-quarter.

•	Brand advertising revenues were US$78 million, up 2% year-over-year and 12% quarter-over-quarter.

•	Sogou[1] revenues were US$37 million, up 102% year-over-year and 23% quarter-over-quarter.

•	Online game revenues reached quarterly record high of US$151 million, up 30% year-over-year and 10% quarter-over-quarter.

•

GAAP net income attributable to Sohu.com Inc. was US$24 million, or US$0.63 per fully diluted share. Non-GAAP net income attributable to Sohu.com Inc. was US$30 million, or US$0.77 per fully diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc. commented, “We are pleased with the solid financial results we achieved in the third quarter. Total revenues surpassed our expectations, rising 23% year-on-year. Brand advertising revenues met the high end of our guidance and online gaming revenues came in well ahead of our expectations. ”

Dr. Zhang added, “By business unit, for online video, our newly set-up dedicated sales team is bringing in results and we expect fourth quarter advertising revenue to be back on growth track. Sogou maintained triple-digit year-on-year revenue growth which was supported by improved monetization. For Changyou, strong performance by both MMO and web games helped post new records for both revenues and profit. ”

Ms. Belinda Wang, Co-President and COO added, “In the third quarter, thanks to solid demand from FMCG sector and the recovery of real estate sector, our brand advertising revenues reached the high end of our prior estimate. For the fourth quarter, although we see some weakening signals from the auto sector where Japanese car makers cut spending as a result of sharp decline in their sales volume, the impact is expected to be offset by the contribution from other sectors. ”

[1]	Sogou operates search and others business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. Search and others business include search and Sogou Web Directory. In statements of operations, revenues from search and Sogou Web Directory are recorded as “search and others” revenue, and revenue from IVAS is recorded as “others” revenue.

Third Quarter Financial Results

Revenues

Total revenues for the third quarter of 2012 were US$285 million, up 23% year-over-year and 12% quarter-over-quarter.

Total online advertising revenues, which include revenues from brand advertising and search and others businesses for the third quarter of 2012, were US$113 million, up 19% year-over-year and 15% quarter-over-quarter.

Brand advertising revenues for the third quarter of 2012 totaled US$78 million, up 2% year-over-year and 12% quarter-over-quarter.

Search and others revenues for the third quarter of 2012 were US$35 million, up 92% year-over-year and 23% quarter-over-quarter. The year-over-year increase was mainly due to increased traffic and improved monetization of traffic.

Online game revenues for the third quarter of 2012 were US$151 million, up 30% year-over-year and 10% quarter-over-quarter.

Wireless revenues for the third quarter of 2012 were US$14 million, up 1% year-over-year and down 8% quarter-over-quarter.

Gross Margin

Both GAAP and non-GAAP gross margin was 66% for the third quarter of 2012, compared with 61% in the second quarter of 2012 and 71% in the third quarter of 2011.

Online advertising gross margin for the third quarter of 2012 was 49%, compared with 32% in the second quarter of 2012 and 58% in the third quarter of 2011. Non-GAAP online advertising gross margin for the third quarter of 2012 was 50%, compared with 31% in the second quarter of 2012 and 58% in the third quarter of 2011.

Both GAAP and non-GAAP gross margin for brand advertising in the third quarter of 2012 was 52%, compared with 26% in the second quarter of 2012 and 61% in the third quarter of 2011. The year-over-year decrease in gross margin was primarily due to increases in content and bandwidth costs. The quarter-over-quarter increase in gross margin was primarily due to decrease in content costs. We recognized an approximately $15 million impairment charges of video content in the second quarter of 2012.

Both GAAP and non-GAAP gross margin for search and others business in the third quarter of 2012 were 44%, compared with 44% in the second quarter of 2012 and 49% in the third quarter of 2011. The year-over-year decrease in margin was mainly due to higher traffic acquisition costs.

Both GAAP and non-GAAP gross margin for online games in the third quarter of 2012 were 86%, compared with 87% in the second quarter of 2012 and 87% in the third quarter of 2011.

Both GAAP and non-GAAP gross margin for the wireless business for the third quarter of 2012 were 34%, compared with 35% in the second quarter of 2012 and 39% in the third quarter of 2011. The year-over-year decrease was primarily due to increased revenue sharing costs with partners.

Operating Expenses

For the third quarter of 2012, operating expenses totaled $125 million, up 36% year-over-year and 11% quarter-over-quarter. Non-GAAP operating expenses were $121 million, up 38% year-over-year and 14% quarter-over-quarter. The year-over-year increase was primarily due to an increase in the number of employees and higher salaries and benefits expense. The quarter-over-quarter increase was primarily due to an increase in the number of employees, higher salaries and benefits expense and higher marketing expense.

Operating Profit

Operating profit for the third quarter of 2012 was US$64 million, down 13% year-over-year and up 48% quarter-over-quarter. Operating margin was 22% for the third quarter of 2012, compared with 17% in the previous quarter and 32% in the third quarter of 2011.

Non-GAAP operating profit for the third quarter of 2012 was US$68 million, down 13% year-over-year and up 37% quarter-over-quarter. Non-GAAP operating margin was 24% for the third quarter of 2012, compared with 19% in the previous quarter and 33% in the third quarter of 2011.

Income Tax Expense

For the third quarter of 2012, GAAP income tax expense was US$19 million. Excluding a non-cash income tax expense of US$1 million recorded for the utilization of tax benefits from excess tax deductions related to share-based awards, non-GAAP income tax expense was US$18 million, flattish with the previous quarter.

Net Income

Before deducting the share of net income pertaining to the Non-controlling Interest, GAAP net income for the third quarter of 2012 was US$52 million, down 20% year-over-year and up 53% quarter-over-quarter. Non-GAAP net income for the third quarter of 2012 was US$59 million, down 15% year-over-year and up 43% quarter-over-quarter.

GAAP net income attributable to Sohu.com Inc. for the third quarter of 2012 was US$24 million, or US$0.63 per fully diluted share, down 47% year-over-year and up 123% quarter-over-quarter. Non-GAAP net income attributable to Sohu.com Inc. for the third quarter of 2012 was US$30 million, or US$0.77 per fully diluted share, down 40% year-over-year and up 80% quarter-over-quarter.

Cash Balance

As of September 30, 2012, Sohu Group had cash and cash equivalents of US$773 million, compared with US$733 million as of December 31, 2011.

Ms. Carol Yu, Co-President and CFO of Sohu.com Inc. commented, “Our strategic move of setting up a dedicated video sales team from early 2012 started to bear fruits. Our business units, including Sohu Video and Sogou, are making solid developments as the Group consistently and carefully grooms them. The encouraging progress validates our strategy that is to maximize long-term shareholder value. ”

Other development

On August 6, 2012, Changyou declared a special one-time cash dividend of $1.90 per Class A or Class B ordinary share, or $3.80 per ADS. The total amount of the special dividend declared was approximately $201 million. On September 21, 2012, Changyou paid the dividend to its shareholders. The amount of the dividend received by Sohu was approximately $136 million.

Supplementary Information for Online Game Results

Third Quarter 2012 Operational Results

•	Aggregate registered accounts for Changyou’s games[2] , excluding 7Road’s games, increased 41% year-over-year and 12% quarter-over-quarter to 223.5 million.

•	Aggregate peak concurrent users (“PCU”) for Changyou’s games, excluding 7Road’s games, decreased 5% year-over-year and increased 1% quarter-over-quarter to 1.09 million.

•

Aggregate active paying accounts (“APA”) for Changyou’s games, excluding 7Road’s games, decreased 20% year-over-year and 8% quarter-over-quarter to 2.41 million. The quarter-over-quarter and year-over-year decreases reflected a decline in the number of low-spending active paying accounts that did not make a purchase in the third quarter of 2012 as Changyou continued last quarter’s strategy of giving away virtual items and reducing in-game promotions in TLBB.

•

Average revenue per active paying account (“ARPU”) for Changyou’s games, excluding 7Road’s games, increased 46% year-over-year and 15% quarter-over-quarter to RMB319. The quarter-over-quarter and year-over-year increases were mainly due to the decline in TLBB’s low-spending active paying accounts and TLBB’s core players increasing their spending in the third quarter of 2012.

[2]	Excludes 7Road’s games and comprises the following games operated in China: Tian Long Ba Bu (“TLBB”), Duke of Mount Deer (“DMD”), Blade Online, Blade Hero 2, Tao Yuan, Da Hua Shui Hu, Zhong Hua Ying Xiong, Immortal Faith, and Legend of Ancient World.

Business Outlook

For the fourth quarter of 2012, Sohu estimates:

•	Total revenues to be between US$288 million and US$293 million.

•	Brand advertising revenues to be between $80 million and $82 million; this implies a sequential and annual increase of 3% to 5%.

•	Sogou revenues to be around US$40 million; this implies a sequential increase of 7% and an annual growth of 74%.

•	Online game revenues to be between US$152 million and US$155 million. This implies a sequential increase of 1% to 3% and represents an annual growth of 23% to 26%.

•	Before deducting the share of non-GAAP net income pertaining to the Non-Controlling interest, non-GAAP net income to be between US$48 million and US$51 million.

•	Non-GAAP net income attributable to Sohu.com Inc. to be between US$23 million and US$25 million, and non-GAAP fully diluted earnings per share to be between US$0.60 and US$0.65.

•

Assuming no new grants of share-based awards, we estimate that compensation expenses and income tax expenses relating to share-based awards to be around US$3.5 million to US$4.5 million. The estimated impact of this expense is expected to reduce Sohu’s fully diluted earnings per share for the fourth quarter of 2012 under US GAAP by 9 to 11 US cents.

Non-GAAP Disclosure

Beginning in the fourth quarter of 2011, Sohu revised its non-GAAP reporting methodology to exclude income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, in addition to its historical practice of excluding share-based awards from non-GAAP results.

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, income tax expense, net income attributable to Sohu.com.Inc. and net income attributable to Sohu.com.Inc. per share, which are adjusted from results based on GAAP to exclude the impact of share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and goodwill impairment and impairment of intangibles via acquisitions of businesses and the related tax impacts. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based awards, utilization of non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact does not involve subsequent cash outflow, Sohu does not factor this in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measure for commissions and bonuses are based on non-GAAP financial measures that exclude the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, income tax expense, net income attributable to Sohu.com Inc. and net income attributable to Sohu.com Inc. per share, excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards have been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact may recur in the future. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Mezzanine equity consists of non-controlling interests in 7Road and a put option that gives the non-controlling shareholders the right to put their shares to Changyou at a pre-determined price if 7Road achieves specified performance milestones before the expiry of the put option and 7Road does not complete an initial public offering on NASDAQ, the New York Stock Exchange or The Stock Exchange of Hong Kong by 2014. The put option will expire in 2014. Non-controlling interests of 7Road and the put option are classified as mezzanine equity in Changyou’s consolidated balance sheets, as redemption of the non-controlling interests is not solely within the control of Changyou.

In accordance with ASC subtopic 480-10, Changyou accretes the balance of non-controlling interests to its redemption value over the period from the date of the 7Road acquisition to the earliest exercise date of the put right. Any subsequent changes in the redemption value are considered to be changes in accounting estimates and are also recognized over the same period as net income attributable to mezzanine classified non-controlling interests.

In the third quarter of 2012, Changyou estimated that based on 7Road’s performance in the first three quarters of 2012, 7Road will likely exceed its originally estimated performance for year 2012 and 2013, which will be the basis to determine the exercise price of the put option. As a result, the Company has increased the estimated redemption value of the mezzanine classified non-controlling interests in 7Road. The increase in the redemption value was recognized prospectively over the period from the date of the change in estimate to the earliest exercise date of the put right as an increase in net income attributable to mezzanine classified non-controlling interests.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the current global financial and credit markets crisis and its potential impact on the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, and Sohu’s reliance on online advertising sales, online games and wireless services (most wireless revenues are collected from a few mobile network operators) for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2011, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call on the same day at 8:30 a.m. U.S. Eastern Time, November 5, 2012 (9:30 p.m. Beijing/Hong Kong time, November 5, 2012) following the quarterly results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+1-718-354-1231
Hong Kong:	+852-2475-0994
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:30 a.m. Eastern Time on November 5 through November 13, 2012. The dial-in details for the telephone replay are:

International:	+61-2-8235-5000
Passcode:	47409010

The live webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s website at http://corp.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; #1 online alumni club www.chinaren.com; wireless value-added services provider www.goodfeel.com.cn; leading online mapping service provider www.go2map.com; and developer and operator of online games www.changyou.com/en/.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of online games that includes Tian Long Ba Bu, one of the most popular massively multi-player online (“MMO”) games in China, and DDTank and Wartune (also known as Shen Qu), which are two popular web games in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its sixteen year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Mr. Jeff Bloker
Christensen
Tel:	+1 (480) 614-3003
E-mail:	jbloker@ChristensenIR.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Sep. 30, 2012	Jun. 30, 2012	Sep. 30, 2011
Revenues:
Online advertising
Brand advertising	$77,874	$69,312	$76,572
Search and others	35,284	28,763	18,410

Subtotal	113,158	98,075	94,982

Online games	151,093	137,172	115,798
Wireless	14,312	15,598	14,210
Others	6,815	4,882	7,870

Total revenues	285,378	255,727	232,860

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $150, $-175 and $232, respectively)	37,476	50,963	30,221
Search and others (includes stock-based compensation expense of $21, $38 and $0, respectively)	19,736	16,192	9,478

Subtotal	57,212	67,155	39,699

Online games (includes stock-based compensation expense of $61, $61 and $21, respectively)	21,026	18,301	14,578
Wireless (includes stock-based compensation expense of $0, $0, and $0, respectively)	9,474	10,208	8,727
Others (includes stock-based compensation expense of $0, $0 and $0, respectively)	9,037	4,180	4,469

Total cost of revenues	96,749	99,844	67,473

Gross profit	188,629	155,883	165,387

Operating expenses:
Product development (includes stock-based compensation expense of $1,316, $1,531 and $1,633, respectively)	46,994	43,340	28,943
Sales and marketing (includes stock-based compensation expense of $582, $497 and $874, respectively)	58,250	48,999	47,150
General and administrative (includes stock-based compensation expense of $1,713, $1,477 and $1,617, respectively)	19,666	17,508	15,686
Impairment of acquired intangibles via acquisition of businesses	—	2,906	—

Total operating expenses	124,910	112,753	91,779

Operating profit	63,719	43,130	73,608

Other income/(expense)	(111)	1,818	3,249
Interest income	5,974	7,223	4,314
Exchange difference	667	45	(2,420)

Income before income tax expenses	70,249	52,216	78,751

Income tax expense	18,727	18,467	14,441

Net Income	51,522	33,749	64,310

Less: Net income attributable to the mezzanine classified noncontrolling interest shareholders	4,495	1,095	1,092
Net income attributable to the noncontrolling interest shareholders	21,146	19,872	16,406

Net income attributable to Sohu.com Inc.	25,881	12,782	46,812

Basic net income per share attributable to Sohu.com Inc.	$0.68	$0.34	$1.22

Shares used in computing basic net income per share attributable to Sohu.com Inc.	38,022	38,002	38,298

Diluted net income per share attributable to Sohu.com Inc.	$0.63	$0.28	$1.17

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,344	38,347	38,844

Note:

(a)	The classification of certain comparative figures of online advertising expenses has been changed to conform to the current period presentation.

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Sep. 30, 2012	As of Dec. 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$773,469	$732,607
Restricted time deposits	115,124	—
Short term investments	41,930	17,560
Investment in debt securities	78,852	79,354
Accounts receivable, net	98,090	87,066
Prepaid and other current assets	44,969	53,894

Total current assets	1,152,434	970,481

Fixed assets, net	170,415	152,652
Goodwill	158,104	158,905
Intangible assets, net	79,774	69,762
Restricted time deposits	110,633	—
Prepaid non-current assets	268,002	270,282
Other assets	11,323	11,212

Total assets	$1,950,685	$1,633,294

LIABILITIES
Current liabilities:
Accounts payable	$58,918	$31,179
Accrued liabilities	103,076	95,409
Receipts in advance and deferred revenue	80,177	75,809
Accrued salary and benefits	55,738	45,300
Taxes payable	34,768	47,213
Deferred tax liability	8,701	—
Short-term bank loans	113,000	—
Other short-term liabilities	56,176	35,816
Contingent consideration	76	476

Total current liabilities	$510,630	$331,202

Long-term accounts payable	15,042	3,612
Long-term bank loans	109,353	—
Deferred tax liabilities	8,096	5,146
Contingent consideration	—	17,009
Total long-term liabilities	$132,491	$25,767

Total liabilities	$643,121	$356,969

MEZZANINE EQUITY	56,895	57,254

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	1,045,339	1,008,425
Noncontrolling Interest	205,330	210,646

Total shareholders’ equity	$1,250,669	$1,219,071

Total liabilities, mezzanine equity and shareholders’ equity	$1,950,685	$1,633,294

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Sep. 30, 2012				Three Months Ended Jun. 30, 2012				Three Months Ended Sep. 30, 2011
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP

		150	(a)			(175	) (a)			232	(a)

Brand advertising gross profit	$40,398	$150		$40,548	$18,349	$(175)		$18,174	$46,351	$232		$46,583

Brand advertising gross margin	52%			52%	26%			26%	61%			61%

		21	(a)			38	(a)

Search and others gross profit	$15,548	$21		$15,569	$12,571	$38		$12,609	$8,932	$—		$8,932

Search and others gross margin	44%			44%	44%			44%	49%			49%

		171	(a)			(137	) (a)			232	(a)

Online advertising gross profit	$55,946	$171		$56,117	$30,920	$(137)		$30,783	$55,283	$232		$55,515

Online advertising gross margin	49%			50%	32%			31%	58%			58%

		61	(a)			61	(a)			21	(a)

Online games gross profit	$130,067	$61		$130,128	$118,871	$61		$118,932	$101,220	$21		$101,241

Online games gross margin	86%			86%	87%			87%	87%			87%

Wireless gross profit	$4,838	$—		$4,838	$5,390	$—		$5,390	$5,483	$—		$5,483

Wireless gross margin	34%			34%	35%			35%	39%			39%

Others gross profit	$-2,222	$—		$-2,222	$702	$—		$702	$3,401	$—		$3,401

Others gross margin	-33%			-33%	14%			14%	43%			43%

		232	(a)			(76	) (a)			253	(a)

Gross profit	$188,629	$232		$188,861	$155,883	$(76)		$155,807	$165,387	$253		$165,640

Gross margin	66%			66%	61%			61%	71%			71%

						3,429	(a)
		3,843	(a)			2,906	(b)			4,377	(a)

Operating profit	$63,719	$3,843		$67,562	$43,130	$6,335		$49,465	$73,608	$4,377		$77,985

Operating margin	22%			24%	17%			19%	32%			33%

		3,843	(a)			3,429	(a)
		973	(c)			2,268	(b)			4,377	(a)
		2,195	(d)			1,471	(c)			294	(c)

Net income before Non-Controlling Interest	$51,522	$7,011		$58,533	$33,749	$7,168		$40,917	$64,310	$4,671		$68,981

		3,043	(a)			2,610	(a)
		973	(c)			1,520	(b)			3,483	(a)
		1,471	(d)			1,471	(c)			294	(c)

Net income attributable to Sohu.com Inc for diluted net income per share (e)	$24,015	$5,487		$29,502	$10,755	$5,601		$16,356	$45,254	$3,777		$49,031

Diluted net income per share attributable to Sohu.com Inc.	$0.63			$0.77	$0.28			$0.42	$1.17			$1.26

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	$38,344			38,480	38,347			38,504	38,844			39,068

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	Beginning in the fourth quarter of 2011, the Company revised its non-GAAP reporting methodology to exclude goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, non-cash tax benefits from excess tax deductions related to share-based awards and income/expense from the adjustment of contingent consideration previously recorded for acquisitions, in addition to its historical practice of excluding share-based compensation expense from non-GAAP results. For the three months ended June 30, 2012, there were $2.9 million of impairment of intangibles via acquisitions of businesses. For the three months ended March 31, 2012, there were no goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, non-cash tax benefits from excess tax deductions related to share-based awards and income/expense from the adjustment of contingent consideration previously recorded for acquisitions.”
(c)	To adjust non-cash tax benefits from excess tax deductions related to share-based awards.
(d)	To adjust income/expense from the adjustment of contingent consideration previously recorded for acquisitions.
(e)	To adjust Sohu’s economic interest in Changyou and Sogou under the treasury stock method and if-converted method, respectively.
(f)	The classification of certain comparative figures of online advertising expenses has been changed to conform to the current period presentation.